Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. ANNOUNCES GREGG HAMMANN TO STEP DOWN AS CHIEF EXECUTIVE OFFICER

Nautilus Board Member and Former Nike CFO Robert S. Falcone To Serve as Interim Chief Executive Officer

Vancouver, Wash. – (August 13, 2007) –The board of directors of Nautilus, Inc. (NYSE:NLS) and Gregg Hammann announced today that Mr. Hammann is stepping down from his position as president and chief executive officer of the company, as well as resigning his seat on the company’s board, effective immediately. Robert S. Falcone, the company’s current lead independent director, will serve as chairman and will also fill the role of president and chief executive officer on an interim basis, effective immediately.

Mr. Falcone said, “On behalf of the board of directors, we want to thank Gregg for the hard work and dedication that he has shown Nautilus over the past four years. Under his leadership, the company has meaningfully improved its operations and positioned the company as the premier fitness equipment company in the world. We appreciate all of his efforts and wish Gregg every success in the future.”

“I have enjoyed the opportunity to lead this great company over the past four years. It has been a pleasure to work with such talented people throughout the organization,” said Mr. Hammann. “Nautilus is a company with tremendous potential and I wish all the employees continued success in the years ahead.”

The independent directors have formed a search committee and will begin the search for a new chief executive officer.

“I look forward to serving our employees, customers and shareholders as interim CEO,” said Mr. Falcone. During this important transition period for our company, the board of directors and I are committed to working with our employees to enhance our position as a leader in the strength and fitness industry and charting a course for the future that will deliver strong returns for our shareholders.”

Mr. Falcone brings more than 33 years of management and board experience to Nautilus, Inc. He is President and Chief Executive Officer of GCR Custom Research, served as Chief Financial Officer of Nike, Inc., and was a partner of Price Waterhouse LLP. He is a board member and former audit committee chairman of RadioShack Corporation.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R) Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,500 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia and other locations around the world. More information is at www.nautilusinc.com.